Exhibit 99.2

Contacts:
Raymond Jones	Katie Curnutte
Investor Relations	Public Relations
ir@zillowgroup.com	press@zillow.com
ZILLOW GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS

Founder Rich Barton Returns as CEO of Zillow Group
Increased Borrowing Capacity to $1 Billion to Support Zillow Offers’ Rapid Growth in 2019 and Beyond
Company Introduces Long-term 3- to 5-Year Targets

SEATTLE - February 21, 2019 - Zillow Group, Inc. (NASDAQ: Z) (NASDAQ: ZG), which houses a portfolio of the largest and most vibrant real estate and home-related brands on mobile and the web, today announced its consolidated financial results for the quarter and full year ended December 31, 2018. In a separate news release, Zillow Group announced that co-founder Rich Barton is returning as CEO, co-founder Lloyd Frink has been named Executive Chairman, and co-founder Spencer Rascoff, who has served as CEO since 2010, will continue to serve as a member of the company’s board of directors.
“In the past year, Zillow Group has become a very different company,” said Rich Barton, co-founder and CEO of Zillow Group, Inc. “We’re making strategic investments to broaden the Zillow Group portfolio to move further down the home-shopping funnel, giving today’s ‘uberized,’ on-demand consumers a full spectrum of options to buy, sell, borrow and rent on their terms. The launch of Zillow Offers and the acquisition of Mortgage Lenders of America in 2018 opened our doors to home buying and selling and home loan originations. Adding real estate transactions and eventually seamless mortgages to the Zillow Group portfolio positions us well for the next generation of online real estate and dramatically increases our addressable market.
“We’re also in the process of transitioning our Premier Agent business from a web 1.0 lead-generation model to one that creates live on-demand connections with consumers to improve their experience and ultimately helps our Premier Agents close more deals. While our Premier Agent business is still recovering from some mid-year challenges, we’re now seeing better agent response rates and higher conversion rates, as our churn rates are approaching normal historical levels.
“2019 will continue to be a year of transformation and investment. We’re building on our market leadership, the power of the Zillow Group brand portfolio and our culture of innovation to nurture our new businesses, while also partnering with Premier Agents and the industry to delight consumers, and set the stage for our next wave of growth. We are sharing our three- to five-year targets that reveal what we believe will be a much larger, integrated online real estate company in which our Homes segment alone can add $20 billion in annual revenue.
“We created Zillow Group in 2005 to make the real estate shopping and purchase process easier and more seamless. Much of our original dream is just now becoming possible. We are at an inflection point in this quest, and the time is right to shuffle leadership seats. I’m excited to be back as CEO. I am incredibly grateful to Spencer for the indefatigable leadership that got us to this point, and I’m happy we will benefit from his continued support and counsel as a board director,” concluded Barton.
Details about Zillow Group’s fourth quarter and full year financial results are included in this news release. Financial tables can be found in the investor relations section of Zillow Group’s website at http://investors.zillowgroup.com/results.cfm. There will not be a shareholder letter this quarter, but the company will post prepared remarks from the conference call to the investor relations website after the call.
Long-Term Targets+
If Zillow Group is successful in executing its growth strategy, in three to five years, Zillow Group management believes the company could achieve the following:

Homes Segment

•	Purchasing 5,000 homes per month at annualized segment revenue of approximately $20.0 billion.
Mortgage Segment

•	Achieve 33% attach rate to the Homes segment.

•	Originating more than 3,000 loans per month.
Internet, Media & Technology Segment

•	Achieve $2.0 billion in annual segment revenue, almost doubling its current size.

•	Generate approximately $600.0 million in Adjusted EBITDA[1], or 30% of segment revenue.*

+Please see “Forward-Looking Statements” below for additional information about these long-term targets.
Fourth Quarter and Full Year 2018 Financial Highlights
Fourth quarter total revenue of $365.3 million was up 29% year-over-year, driven primarily by growth in Premier Agent revenue and the addition of Homes revenue. On a consolidated basis, GAAP net loss for the fourth quarter of 2018, including a non-cash impairment charge, was approximately $97.7 million, or 27% of revenue, and Adjusted EBITDA2 was $32.4 million, or 9% of revenue.
For the full year 2018, Zillow Group reported total revenue of more than $1.3 billion, up 24% year-over-year. On a consolidated basis, GAAP net loss for the year, including a non-cash impairment charge, was approximately $119.9 million, or 9% of revenue, and Adjusted EBITDA was $200.8 million, or 15% of revenue.

[1]Adjusted EBITDA is a non-GAAP financial measure; it is not calculated or presented in accordance with U.S. generally accepted accounting principles, or GAAP. Please see the below section “Use of Non-GAAP Financial Measures” for more information about our presentation of Adjusted EBITDA. Zillow Group has not provided a quantitative reconciliation of forecasted segment Adjusted EBITDA to forecasted segment GAAP income (loss) before income taxes within this earnings release because the company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence, as described further below.

[2]Please see below for more information about our presentation of Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, which is net loss on a consolidated basis, for each of the periods presented.

The following table sets forth our financial highlights for the periods presented (in thousands, unaudited):

	Three Months Ended December 31,		2017 to 2018 % Change	Year Ended December 31,		2017 to 2018 % Change
	2018	2017		2018	2017
Revenue:
IMT segment:
Premier Agent	$221,012	$199,514	11%	$898,332	$761,594	18%
Rentals	34,917	28,851	21%	134,587	102,544	31%
Mortgages	23,280	18,516	26%	80,046	80,591	(1)%
Other (1)	44,779	35,449	26%	168,224	132,065	27%
Total IMT segment revenue	323,988	282,330	15%	1,281,189	1,076,794	19%
Homes segment	41,347	—	N/A	52,365	—	N/A
Total revenue	$365,335	$282,330	29%	$1,333,554	$1,076,794	24%
Other Financial Data:
Loss before income taxes:
IMT segment	$(78,930)	$(166,802)		$(88,600)	$(184,006)
Homes segment	(27,154)	—		(62,360)	—
Total loss before income taxes	$(106,084)	$(166,802)		$(150,960)	$(184,006)
Net loss	$(97,682)	$(77,175)		$(119,858)	$(94,420)
Adjusted EBITDA (2):
IMT segment	$52,357	$70,859		$245,937	$236,315
Homes segment	(20,000)	—		(45,105)	—
Total Adjusted EBITDA	$32,357	$70,859		$200,832	$236,315
Percentage of Revenue:
Loss before income taxes:
IMT segment	(24)%	(59)%		(7)%	(17)%
Homes segment	(66)%	N/A		(119)%	N/A
Total loss before income taxes	(29)%	(59)%		(11)%	(17)%
Net loss	(27)%	(27)%		(9)%	(9)%
Adjusted EBITDA:
IMT segment	16%	25%		19%	22%
Homes segment	(48)%	N/A		(86)%	N/A
Total Adjusted EBITDA	9%	25%		15%	22%
(1) Other revenue primarily includes revenue generated by new construction and display, as well as revenue from the sale of various other marketing and business products and services to real estate professionals.
(2) Adjusted EBITDA is a non-GAAP financial measure; it is not calculated or presented in accordance with U.S. generally accepted accounting principles, or GAAP. See below for more information regarding our presentation of Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, which is net loss on a consolidated basis and loss before income taxes for each segment, for each of the periods presented.

Audience Highlights
More than 157 million average monthly unique users accessed Zillow Group brands’ mobile apps and websites during the fourth quarter of 2018, an increase of 4% year-over-year. Zillow Group brands’ mobile apps and websites reached an all-time traffic high of more than 195 million unique users in July 2018.
Visits to Zillow Group brands’ mobile apps and websites Zillow®, Trulia®, StreetEasy® and RealEstate.com increased 12% year-over-year to approximately 1.6 billion during the fourth quarter of 2018. For the full year 2018, more than 7 billion visits occurred on Zillow Group brands’ mobile apps and websites, an increase of 14% year-over-year.

Homes Segment Results
Homes segment revenue was $41.3 million for the fourth quarter of 2018. Homes segment GAAP loss before income taxes for the quarter was approximately $27.2 million, or 66% of segment revenue, and Homes segment Adjusted EBITDA was a loss of $20 million, or 48% of segment revenue.
During the fourth quarter of 2018, Zillow purchased 499 homes and sold 141 homes. As of December 31, 2018, Zillow held 509 homes in inventory, or approximately $162.8 million in value.
In total, Zillow purchased 686 homes and sold 177 homes since Zillow Offers launched in April 2018. Zillow Offers is currently available in 7 markets with plans announced to be in at least 14 by the end of 2019. After less than a year, Zillow currently receives a request for a Zillow Offer every 5 minutes, which translates to an estimated $100 million in demand value per day.
As of December 31, 2018, Zillow Group had $116.7 million drawn on its credit facility for the Homes business. Zillow Group announced the expansion of its initial credit facility from $250 million to $500 million in 2018. In addition, in early 2019, Zillow Group entered into a second $500 million credit facility with a different bank for the purchase of homes through certain of its wholly owned subsidiaries. In total, Zillow Group now has $1 billion of maximum borrowing capacity to support Zillow Offers’ rapid growth in 2019 and beyond.
To help ensure profitability and to compensate for risk exposure, Zillow charges the seller a service fee in exchange for avoiding the hassle, time commitment and uncertainty of a traditional home sale. During the fourth quarter of 2018, that fee was an average of 7%. Additional unit economics disclosures are included in the supplemental financial tables available on the Investor Relations section of the Zillow Group website and with a Current Report on Form 8-K as furnished to the SEC on February 21, 2019.
Internet, Media & Technology Results
Internet, Media & Technology (IMT) segment revenue of $324.0 million for the fourth quarter of 2018 grew 15% year-over-year. IMT segment GAAP loss before income taxes for the fourth quarter of 2018 was $78.9 million, or 24% of segment revenue, and IMT segment Adjusted EBITDA of $52.4 million, or 16% of segment revenue.
Premier Agent
Premier Agent revenue grew 11% year-over-year to $221.0 million in the fourth quarter of 2018. Due to changes made to the Premier Agent program in 2018, the company experienced increased advertiser account cancellations, or churn, that began in the third quarter. Based on feedback from advertisers about the lead validation and distribution process, Zillow Group implemented changes to attempt to remedy the situation. These changes have been well-received and the churn rate has started to return to historical norms as conversion and transaction rates are growing. However, the mid-year challenges led to a projected cumulative annual recurring revenue shortfall in Premier Agent revenue entering 2019, or an estimated 6 month sell-through gap to close.
Zillow Group anticipates recovery from advertiser and total dollar churn to occur in the first and second quarters of 2019. These are the most challenging quarters for prior-year comparisons in Premier Agent, when auction-based pricing drove substantial price increases for agents ahead of the mid-year product changes.
Rentals
Rentals revenue grew 21% year-over-year to $34.9 million in the fourth quarter of 2018. The year-over-year increase in Rentals revenue was primarily attributable to an increase in the number of average monthly monetized, deduplicated rental listings on Zillow Group’s mobile apps and websites, which increased 16% year-over-year to 40,889 for the fourth quarter of 2018.
Mortgages
Mortgages revenue was $23.3 million in the fourth quarter of 2018, a 26% increase year-over-year. Average revenue per loan information request in Zillow Group’s mortgage advertising marketplace decreased 10% year-over-year and the number of mortgage loan information requests submitted by consumers increased 4% year-over-year to 5.6 million.
Other Revenue
Other revenue, which includes revenue generated by New Construction, dotloop and Display, as well as revenue from the sale of various other marketing and business products and services to real estate professionals, grew 26% year-over-year to $44.8 million in the fourth quarter of 2018. The increase in Other revenue was primarily driven by approximately a 55% year-over-year increase in revenue from our New Construction marketplace.

Business Outlook - First Quarter and Full Year 2019
Beginning with the quarterly report for the first quarter of 2019, Zillow Group will report financial results and expects to provide outlook for three segments. Mortgages will become the third reportable segment and will include financial results for advertising sold to mortgage lenders and other mortgage professionals, mortgage originations through MLOA and Mortech mortgage software solutions. Zillow Group will now provide Revenue and Adjusted EBITDA guidance for the next reportable three-month period and current full year for its IMT and Mortgages segments, as well as for Premier Agent revenue within the IMT segment. For Zillow Group’s Homes segment, the company will provide Revenue and Adjusted EBITDA guidance only for the next reportable three-month period. Due to the nature of the Homes segment business model and newness of the business, longer term forecasts are highly sensitive to small changes in performance in the near term.

The following table presents Zillow Group’s business outlook for the periods presented (in millions, unaudited):

Zillow Group Outlook as of February 21, 2019	Three Months Ended March 31, 2019	Year Ending December 31, 2019

Revenue:
IMT segment:
Premier Agent	$215.0 to $220.0	$905.0 to $930.0
Total IMT segment revenue	$293.0 to $301.0	$1,246.0 to $1,281.0
Homes segment	$100.0 to $115.0	***
Mortgages segment	$24.0 to $27.0	$100.0 to $115.0
Total revenue	$417.0 to $443.0	***
Adjusted EBITDA*:
IMT segment	$32.0 to $38.0	$241.0 to $266.0
Homes segment	($38.0) to ($33.0)	***
Mortgages segment	($8.0) to ($6.0)	($32.0) to ($22.0)
Total Adjusted EBITDA	($14.0) to ($1.0)	***

Weighted average shares outstanding — basic	204.0 to 206.0	207.0 to 209.0
Weighted average shares outstanding — diluted	207.5 to 209.5	210.5 to 212.5

*** Outlook not provided
* Zillow Group has not provided a quantitative reconciliation of forecasted Adjusted EBITDA to forecasted GAAP net income (loss) for total Adjusted EBITDA or to forecasted GAAP income (loss) before income taxes for segment Adjusted EBITDA within this earnings release because the company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to: income taxes which are directly impacted by unpredictable fluctuations in the market price of the company’s capital stock; depreciation and amortization expense from new acquisitions; impairments of assets; and acquisition-related costs. These items, which could materially affect the computation of forward-looking GAAP net income (loss) and income (loss) before income taxes, are inherently uncertain and depend on various factors, many of which are outside of Zillow Group’s control. For more information regarding the non-GAAP financial measures discussed in this release, please see “Use of Non-GAAP Financial Measures” below.
Conference Call and Webcast Information
Zillow Group will host a live conference call and webcast to discuss the results today at 2 p.m. Pacific Time (5 p.m. Eastern Time). The call will be hosted by Co-founder and CEO Rich Barton and CFO Allen Parker. They will be joined by Co-Founder Spencer Rascoff, Zillow Brand President and Co-head of Zillow Offers, Jeremy Wacksman, and President of Media & Marketplaces, Greg Schwartz. A link to the live webcast and recorded replay of the conference call will be available on the investor relations section of Zillow Group’s website. The live call may also be accessed via phone at (877) 643-7152 toll-free domestically and at (443) 863-7921 internationally.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation: long-

term business and financial targets for the next three to five years and other future years; the performance of Premier Agent advertising, including churn rates and revenue, in 2019 and beyond; as well as statements regarding our business outlook for 2019, strategic priorities, and operational plans for 2019. Statements containing words such as “target,” “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “will,” “projections,” “continue,” “business outlook,” “forecast,” “estimate,” “outlook,” “guidance,” or similar expressions constitute forward-looking statements. Forward-looking statements are made based on assumptions as of February 21, 2019, and although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee these results. Differences in Zillow Group’s actual results from those described in these forward-looking statements may result from actions taken by Zillow Group as well as from risks and uncertainties beyond Zillow Group’s control. Factors that may contribute to such differences include, but are not limited to general economic conditions; Zillow Group’s ability to execute on strategy; Zillow Group’s ability to maintain and effectively manage an adequate rate of growth; Zillow Group’s ability to innovate and provide products and services that are attractive to its users and advertisers; Zillow Group’s investment of resources to pursue strategies that may not prove effective; Zillow Group’s ability to compete successfully against existing or future competitors; changes in interest rates and other similar factors; the impact of the real estate industry on Zillow Group’s business; the impact of pending legal proceedings described in Zillow Group’s filings with the Securities and Exchange Commission, or SEC; Zillow Group’s ability to successfully integrate and realize the benefits of its past or future strategic acquisitions or investments; Zillow Group’s ability to maintain or establish relationships with listings and data providers; the reliable performance of Zillow Group’s information security systems, network infrastructure and content delivery processes; and Zillow Group’s ability to protect its intellectual property. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For more information about potential factors that could affect Zillow Group’s business and financial results, please review the “Risk Factors” described in Zillow Group’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 and in Zillow Group’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC, and in Zillow Group’s other filings with the SEC. Except as may be required by law, Zillow Group does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.
Use of Non-GAAP Financial Measures
To provide investors with additional information regarding our financial results, this press release includes references to Adjusted EBITDA on both a consolidated basis and for each segment and including forecasted Adjusted EBITDA, which are non-GAAP financial measures. We have provided a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, which is net loss on a consolidated basis and loss before income taxes for each segment, within this earnings release except for forecasted Adjusted EBITDA, as discussed above.
Adjusted EBITDA is a key metric used by our management and board of directors to measure operating performance and trends and to prepare and approve our annual budget. The exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis.
Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

▪	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

▪	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

▪	Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation;

▪
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

▪	Adjusted EBITDA does not reflect impairment costs;

▪	Adjusted EBITDA does not reflect acquisition-related costs;

▪	Adjusted EBITDA does not reflect interest expense or other income;

▪	Adjusted EBITDA does not reflect income taxes; and

▪	Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net loss and loss before income taxes and our other GAAP results.

About Zillow Group
Zillow Group, Inc. (NASDAQ: Z) (NASDAQ: ZG) operates the largest portfolio of real estate and home-related brands on mobile and the web which focus on all stages of the home lifecycle: renting, buying, selling and financing. Zillow Group is committed to empowering consumers with unparalleled data, inspiration and knowledge around homes, and connecting them with great real estate professionals. The Zillow Group portfolio of consumer brands includes Zillow®, Trulia®, Mortgage Lenders of America, L.L.C. (MLOA), StreetEasy®, HotPads®, Naked Apartments®, RealEstate.com and Out East®. In addition, Zillow Group provides a comprehensive suite of marketing software and technology solutions to help real estate professionals maximize business opportunities and connect with millions of consumers. Zillow Offers™ provides homeowners in some metropolitan areas with the opportunity to receive offers to purchase their home from Zillow. When Zillow buys a home, it will make necessary updates and list the home for resale on the open market. Zillow Group operates a number of business brands for real estate, rental and mortgage professionals, including Mortech®, dotloop®, Bridge Interactive® and New Home Feed®. The company is headquartered in Seattle, Washington.
Please visit http://investors.zillowgroup.com, www.zillowgroup.com/ir-blog, and www.twitter.com/zillowgroup, where Zillow Group discloses information about the company, its financial information, and its business which may be deemed material.
The Zillow Group logo is available at http://zillowgroup.mediaroom.com/logos-photos.
Zillow, Premier Agent, Mortech, Bridge Interactive, StreetEasy, HotPads, Out East and New Home Feed are registered trademarks of Zillow, Inc. Zillow Offers is a trademark of Zillow, Inc. Trulia is a registered trademark of Trulia, LLC. dotloop is a registered trademark of DotLoop, LLC. Naked Apartments is a registered trademark of Naked Apartments, LLC. Mortgage Lenders of America, L.L.C. is an Equal Housing Lender; NMLS #10287.
(ZFIN)

Adjusted EBITDA
The following tables set forth a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, which is net loss on a consolidated basis and loss before income taxes for each segment, for each of the periods presented (in thousands, unaudited):

	Three Months Ended December 31, 2018			Three Months Ended December 31, 2017
	IMT	Homes	Consolidated	IMT	Homes	Consolidated
Reconciliation of Adjusted EBITDA to Net Loss and Loss Before Income Taxes:
Net loss (1)	N/A	N/A	$(97,682)	N/A	N/A	$(77,175)
Income tax benefit	N/A	N/A	(8,402)	N/A	N/A	(89,627)
Loss before income taxes	$(78,930)	$(27,154)	$(106,084)	$(166,802)	$—	$(166,802)
Other income	(5,962)	—	(5,962)	(1,415)	—	(1,415)
Depreciation and amortization expense	22,465	625	23,090	28,579	—	28,579
Share-based compensation expense	32,934	4,784	37,718	29,409	—	29,409
Impairment costs	69,000	—	69,000	174,000	—	174,000
Acquisition-related costs	268	—	268	97	—	97
Interest expense	12,582	1,745	14,327	6,991	—	6,991
Adjusted EBITDA	$52,357	$(20,000)	$32,357	$70,859	$—	$70,859

	Year Ended December 31, 2018			Year Ended December 31, 2017
	IMT	Homes	Consolidated	IMT	Homes	Consolidated
Reconciliation of Adjusted EBITDA to Net Loss and Loss Before Income Taxes:
Net loss (1)	N/A	N/A	$(119,858)	N/A	N/A	$(94,420)
Income tax benefit	N/A	N/A	(31,102)	N/A	N/A	(89,586)
Loss before income taxes	$(88,600)	$(62,360)	$(150,960)	$(184,006)	$—	$(184,006)
Other income	(19,270)	—	(19,270)	(5,385)	—	(5,385)
Depreciation and amortization expense	98,041	1,350	99,391	110,155	—	110,155
Share-based compensation expense	135,356	13,728	149,084	113,571	—	113,571
Impairment costs	79,000	—	79,000	174,000	—	174,000
Acquisition-related costs	2,332	—	2,332	463	—	463
Interest expense	39,078	2,177	41,255	27,517	—	27,517
Adjusted EBITDA	$245,937	$(45,105)	$200,832	$236,315	$—	$236,315

(1) We use loss before income taxes as our profitability measure in making operating decisions and assessing the performance of our segments, therefore, net loss is calculated and presented only on a consolidated basis within our financial statements.